                    METLIFE INSURANCE COMPANY OF CONNECTICUT


                                  FIXED ANNUITY




The MetLife Insurance Company of Connecticut Fixed Annuity is a flexible premium group deferred Annuity Contract ("the Contract" and/or "Certificates") which provides a guaranteed fixed rate of return for Your investment. We offer the Contract to employers for use with retirement Plans and programs that qualify for favorable federal tax treatment. Where permitted by state law, we reserve the right to restrict Purchase Payments into the Contract. If You surrender Your Contract, Your Cash Value may be subject to a Market Adjusted Value calculation and surrender charges.

This prospectus explains:

     -    the Contract and Certificate;

     -    MetLife Insurance Company of Connecticut;

     -    the interest rates;

     -    Surrenders and partial Surrenders;

     -    Surrender charges;

     -    Market Adjusted Value;

     -    death benefit;

     -    Annuity Payments;

     -    other aspects of the Contract.

The group Annuity Contracts may be issued to employers on an unallocated or allocated basis. This Contract is issued by MetLife Insurance Company of Connecticut. The Company is located at 1300 Hall Boulevard, Bloomfield, Connecticut 06002-2910. The telephone number is 1-800-874-1225. MetLife Investors Distribution Company, 5 Park Plaza, Suite 1900, Irvine, CA 92614, is the principal underwriter and distributor of the Contracts.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MUTUAL FUNDS, ANNUITIES AND INSURANCE PRODUCTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
                          PROSPECTUS DATED MAY 1, 2009

                                TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----
Special Terms...........................................................     3
Summary.................................................................     5
The Insurance Company...................................................     6
The Contract............................................................     6
  Application and Purchase Payments.....................................     6
  Purchase Payments -- Section 403(b) Plan..............................     6
The Annuity Contract and Your Retirement Plan...........................     7
Interest Periods........................................................     7
  Establishment of Interest Rates.......................................     8
Surrenders..............................................................     8
Transfers...............................................................     8
  Restrictions on Financial Transactions................................     9
Account Reduction Loans.................................................     9
Charges and Deductions..................................................     9
  Account Reduction Loan Fees...........................................    10
  Surrender Charge......................................................    10
  Contract Discontinuation and Market Adjusted Value....................    11
  Market Adjusted Value Formula.........................................    12
  Example of Negative Market Adjusted Value:............................    12
  Example of Positive Market Adjusted Value:............................    12
  Premium Taxes.........................................................    13
  Reductions of Charges.................................................    13
Death Benefit...........................................................    13
  Distribution Rules....................................................    13
  Total Control Account.................................................    14
Annuity Period..........................................................    14
  Election of Maturity Date and Settlement Options......................    14
  Misstatement..........................................................    14
  Change of Maturity Date or Annuity Option.............................    15
  Annuity Options.......................................................    15
  Annuity Payment.......................................................    16
  Death of Annuitant After the Maturity Date............................    16
Investments by the Company..............................................    16
Annual Statement........................................................    16
Amendment of the Contracts..............................................    16
Distribution of the Contracts...........................................    17
Federal Tax Considerations..............................................    19
  Withdrawals...........................................................    19
  Incidental Benefits...................................................    22
  TSAs (ERISA and non-ERISA) -- 403(b)..................................    23
  403(a)................................................................    24
  457(b) Plans..........................................................    25
  KEOGH.................................................................    25
  401(k)................................................................    25
  Additional Puerto Rico Tax Considerations.............................    25
Information Incorporated by Reference...................................    27
Experts.................................................................    28
  Independent Registered Public Accounting Firm.........................    28
Appendix A: Information Concerning Qualified Plans......................   A-1
Appendix B: What You Need To Know If You Are A Texas Optional Retirement
  Program Participant...................................................   B-1

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                                  SPECIAL TERMS

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In this prospectus, the following terms have the indicated meanings:

ACCUMULATION PERIOD -- The period before the commencement of Annuity Payments.

ANNUITANT -- A person on whose life the Maturity Date depends and Annuity Payments are made.

ANNUITY -- Payment of income for a stated period or amount.

ANNUITY PAYMENTS -- A series of periodic payments (a) for life; (b) for life with a minimum number of payments; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period.

ANNUITY PERIOD -- The period during which Annuity Payments are made.

APPROVED PRODUCTS -- Products approved by the MetLife Insurance Company of Connecticut.

BENEFICIARY (IES) -- The person(s) or trustee designated to receive any remaining contractual benefits in the event of a Participant's, Annuitant's or Contract Owner's death, as applicable.

CASH SURRENDER VALUE -- The Cash Value less any amounts deducted upon a withdrawal or surrender, outstanding loans, if available under the Contract, any applicable Premium Taxes or other surrender charges not previously deducted.

CASH VALUE -- The value of net Purchase Payments in Your Account or a Participant's Individual Account less surrenders, plus interest, sometimes referred to as Account Value.

CODE -- The Internal Revenue Code of 1986, as amended, and all related laws and regulations, which are in effect during the term of this Contract.

COMPANY (WE, US, OUR) -- MetLife Insurance Company of Connecticut.

COMPETING FUND -- Any investment option under the Plan, which in our opinion, consists primarily of fixed income securities and/or money market instruments.

CONTRACT DATE -- The date on which the Contract is issued. For certain group Contracts, it is the date on which the Contract becomes effective, as shown on the specifications page of the Contract.

CONTRACT OWNER -- The person named in the Contract (on the specifications page). For certain group Contracts, the Contract Owner is the trustee or other entity which owns the Contract.

CONTRACT VALUE -- The amount of all Purchase Payments, plus any applicable credits, plus or minus any investment experience or interest.

CONTRACT YEAR -- A continuous twelve-month period beginning on the Contract Date and each anniversary thereof. Contract Year also means certificate year.

DUE PROOF OF DEATH -- (a) A copy of a certified death certificate; (b) a copy of a certified decree of a court of competent jurisdiction as to the finding of death, (c) a written statement by a medical doctor who attended the deceased; or
(d) any other proof satisfactory to Us.

ERISA -- The Employee Retirement Income Security Act of 1974, as amended, and all related laws and regulations which are in effect during the term of this Contract.

EXCESS PLAN CONTRIBUTIONS -- Plan contributions including excess deferrals, excess contributions, excess aggregate contributions, excess annual additions, and excess nondeductible contributions that require correction by the Plan Administrator, excluding reversions upon Plan Termination.

FIXED ANNUITY -- An Annuity with payments that remain fixed as to dollar amount throughout the payment period.

GUARANTEE PERIOD -- The period during which a Guaranteed Interest Rate is credited.

GUARANTEED INTEREST RATE -- The annual effective interest rate credited during the Guarantee Period.


HOME OFFICE -- The principal executive offices of MetLife Insurance Company of Connecticut located at 1300 Hall Boulevard, Bloomfield, Connecticut 06002-2910.


INDIVIDUAL ACCOUNT -- Account Value/Cash Value credited to a Participant or Beneficiary under this Contract.

MARKET ADJUSTED VALUE -- The current value as of the date of discontinuance and also reflects the relationship, at the time of surrender, between the then-current Guaranteed Interest Rate for a Guarantee Period and the Guaranteed Interest Rate that applies to Your Contract.

MATURITY DATE/ANNUITY COMMENCEMENT DATE -- The date on which the Annuity Payments are to begin.

PARTICIPANT -- An eligible person who is a member in Your Plan.

PLAN -- The Plan or the arrangement used in a retirement plan or program whereby the Purchase Payments and any gains are intended to qualify under Sections 401, 403(b) or 457 of the Code.

PLAN ADMINISTRATOR -- The corporation or other entity so specified on the application or purchase order. If none is specified, the Plan Trustee is the Plan Administrator.

PLAN TERMINATION -- Termination of Your Plan, including partial Plan Termination, as determined by Us.

PLAN TRUSTEE -- The trustee specified in the Contract specifications.

PREMIUM TAX -- The amount of tax, if any, charged by the state or municipality. Generally, We will deduct any applicable Premium Tax from the Cash Value either upon Surrender, annuitization, death, or at the time a Purchase Payment is made, but no earlier than when We have the liability under state law.

PURCHASE PAYMENTS-- The premium payments applied to the Contract less any Premium Taxes if applicable.

QUALIFIED CONTRACT -- A Contract used in a retirement Plan or program that is intended to qualify under Sections 401, 403, 408, 414(d) or 457 of the Code.

SEPARATION FROM SERVICE -- The termination or permanent severance of a Participant's employment with the employer for any reason that is a separation from service within the meaning of the Plan. However, termination of a Participant's employment with the employer as a result of the sale of all or part of the employer's business (including divisions or subsidiaries of the employer) will not be considered Separation from Service unless the Participant actually loses his/her job or is not immediately included in a pension or profit sharing plan of the successor employer.

SURRENDER -- Funds distributed from the Contract or certificate for retirement, Separation from Service, loans, hardship withdrawals, death, disability, return of Excess Plan Contributions, payment of certain Plan expenses as mutually agreed upon, Contract discontinuance, or transfers to other Plan funding vehicles. Such surrender may or may not be subject to surrender charges and the Market Adjusted Value calculations.

SURRENDER DATE -- The date We receive Your Written Request or a Participant's Written Request if so authorized, for a Surrender.

VALUATION DATE -- A date on which the Contract is valued.

WRITTEN REQUEST --Written instructions or information sent to Us in a form and content satisfactory to Us and received in good order at Our Home Office.

YOU, YOUR -- "You", depending on the context, may be the Participant or the Contract Owner and a natural person, a trust established for the benefit of a natural person, a charitable remainder trust, or a Plan (or the employer purchaser who has purchased the Contract on behalf of the Plan).

YOUR ACCOUNT -- Cash Value attributed to Purchase Payments plus interest credited to You under this Contract.

                                     SUMMARY

--------------------------------------------------------------------------------

The MetLife Insurance Company of Connecticut Fixed Annuity (also referred to as Strategic Value Annuity) is a flexible premium group deferred Fixed Annuity Contract available to certain types of retirement Plans and programs that receive favorable tax treatment under the Code such as qualified pension and profit sharing Plans, tax deferred annuity Plans (for public school teachers and employees and employees of certain other tax-exempt and qualifying employers) and deferred compensation Plans of state and local governments.

This prospectus describes both the Contract and the Certificate. The Contract and Certificate have similar features and provisions. An employer as the Contract Owner purchases the Contract to fund its qualified Plan. The employer can purchase the Contract on an allocated or unallocated basis. If the employer purchases the Contract on an allocated basis, the employee participating in the qualified Plan ("Participant") will be issued a Certificate. Generally, allocated contracts are issued to tax deferred annuity Plans. If the employer purchases the Contract on an unallocated basis, the employer will be responsible for any accounts for the Participant and no Certificates will be issued by Us. Generally, unallocated contracts are issued to qualified pension and profit sharing Plans and deferred compensation Plans of state and local governments.

The Contract is offered by MetLife Insurance Company of Connecticut, a wholly owned subsidiary of MetLife, Inc. The Contract is available only in those states where it has been approved for sale.

We deposit Your Purchase Payments in Our fixed account. For each Purchase Payment, We establish an interest rate "period" and guarantee a rate of interest for that Purchase Payment for twelve months. At the end of the twelve months, We will establish a renewal rate of interest. (See "Interest Periods").

You may Surrender Your Contract at any time before the Maturity Date, but the Cash Value may be subject to a Surrender charge and/or Our Market Adjusted Value calculations. You may also take partial Surrenders from Your Contract; partial Surrenders may be subject to a Surrender charge. However, if Your Contract was issued as part of a tax deferred annuity Plan, deferred compensation Plan or combined qualified Plan/tax deferred annuity Plan, You or a Participant, if authorized, may take partial Surrenders after the first Contract/Certificate Year annually of up to 10% of the Cash Value of Your Account/Individual Account as of the first Valuation Date of any given Contract/Certificate Year without the imposition of a Surrender charge. We may waive Surrender charges in certain instances. (See "Surrenders"). We also may deduct any applicable Premium Taxes from the amounts You Surrender. A Participant may be subject to income tax and a 10% penalty tax if he or she is younger than 59 1/2 at the time of the full or partial Surrender, and the full or partial Surrender may also be subject to income tax withholding. (See "Federal Tax Considerations").

The Market Adjusted Value calculations reflect the relationship between the interest rate on new deposits for this class of contracts on the date of Surrender and the interest rate credited to amounts in Your Contract on the date of Surrender. The Company has no specific formula for determining initial interest rates or renewal interest rates. However, such determination will generally reflect interest rates available on the types of debt instruments in which the Company intends to invest the amounts invested in the Contract. In addition, the Company's management may also consider various other factors in determining these rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses borne by the Company; general economic trends; and competitive factors. (See "Investments by the Company".) It is possible that the amount You receive upon Surrender may be less than Your Purchase Payments if interest rates increase. It is also possible that if interest rates decrease, the amount You receive upon Surrender may be greater than Your net Purchase Payments plus accrued interest. On the Maturity Date You specified, the Company will make either a lump sum payment or start to pay a series of payments based on the Annuity options You select. (See "Annuity Period").

If a Participant dies before the Maturity Date, the Contract provides for a death benefit which is the Cash Value of the Participant's Individual Account, less any applicable Premium Tax as of the date We receive Due Proof of Death. (See "Death Benefit".)

We will deduct any applicable Premium Taxes from Cash Value either upon death, Surrender, annuitization, or at the time You make a Purchase Payment to the Contract. (See "Surrenders Premium Taxes".)

The terms and conditions of the Plan govern what is available to Participants. Participants should carefully consider the features of their employer's Plan, which may be different from the Contract and Certificate described in this prospectus. In addition, certain features described in this prospectus may vary from Your Contract because of differences in applicable state law.

We offer a variety of fixed and variable annuity contracts. They offer features, including variable investment options, fees and/or charges that are different from those described in this prospectus. Upon request, Your agent can provide You with more information about those Contracts.

                              THE INSURANCE COMPANY

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MetLife Insurance Company of Connecticut is a stock insurance company chartered in 1863 in the state of Connecticut and has been continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's home office is located at 1300 Hall Boulevard, Bloomfield, Connecticut 06002-2910.


                                  THE CONTRACT

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APPLICATION AND PURCHASE PAYMENTS

You may purchase a Contract through an authorized agent. The agent will send Your completed application or order to purchase, along with a minimum Purchase Payment of at least $1,000 for the Contract and $20 for each Certificate to Us, and We will determine whether to accept or reject Your application or order to purchase. If We accept Your application or order to purchase, one of Our legally authorized officers will prepare and execute a Contract within two business days after We receive that application or order. We then will send the Contract to You through Your sales representative.

We may:

     -    refuse to accept total Purchase Payments over $3 million;

     - contact You or Your agent if the application or order form is not properly completed; and/ or

     - return Your entire application or order form and Purchase Payment within thirty days if not properly completed.

We sell the Contract for use with certain qualified retirement Plans. Please be aware that the Contract includes features such as tax deferral on accumulated earnings. Qualified retirement Plans provide their own tax deferral benefit. Please consult a tax adviser to determine whether this Contract is an appropriate investment for You. See Appendix A for information concerning qualified Plans.

You may make additional Purchase Payments of at least $1,000 ($20 per Certificate) at any time before the Maturity Date. We will apply any subsequent net Purchase Payment You make within two Business Days after We receive it.

We accept Purchase Payments made by check or cashier's check. We do not accept cash, money orders or traveler's checks. We reserve the right to refuse Purchase Payments made via a personal check in excess of $100,000. Purchase Payments over $100,000 may be accepted in other forms, including but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions. The form in which We receive a Purchase Payment may determine how soon subsequent disbursement requests may be fulfilled.

PURCHASE PAYMENTS -- SECTION 403(B) PLAN

The Internal Revenue Service ("IRS") announced new regulations affecting Section 403(b) Plans and arrangements which are generally effective January 1, 2009. As part of these regulations, employers will need to meet certain requirements in order for their employees' annuity contracts that fund these programs to retain a tax deferred status under Section 403(b). Prior to the new rules, transfers of one annuity contract to another would not result in a loss of tax deferred status under Section 403(b) under certain conditions (so-called "90-24 transfers"). The new regulations have the following effect regarding transfers: (1) a newly issued contract funded by a transfer which is completed after September 24, 2007, is subject to the employer requirements referred to above; (2) additional purchase payments made after September 24, 2007, to a contract that was funded by a 90-24 transfer on or before September 24, 2007, may subject the contract to this new employer requirement.

In consideration of these regulations, We have determined to only make available the Contract/Certificate for purchase (including transfers) where Your employer currently permits salary reduction contributions to be made to the Contract/Certificate.

If Your Contract/Certificate was issued previously as a result of a 90-24 transfer completed on or before September 24, 2007, and You have never made salary reduction contributions into Your Contract/Certificate, We urge You to consult with Your tax advisor prior to making additional Purchase Payments.

CIVIL UNIONS

Because the Contract proceeds must be distributed within the time periods required by the Code, the right of a spouse to continue the Contract, if any, and all Contract provisions relating to spousal continuation, are available only to a person who is defined as "spouse" under the federal Defense of Marriage Act, or any other applicable federal law. Therefore, under current federal law, a purchaser who has or is contemplating a civil union or same sex marriage should note that the rights of a spouse under the spousal continuation provisions of this Contract will not be available to such partner or same sex marriage spouse.

                  THE ANNUITY CONTRACT AND YOUR RETIREMENT PLAN

--------------------------------------------------------------------------------

If You participate through a retirement Plan or other group arrangement, the Contract may provide that all or some of Your rights or choices as described in this prospectus are subject to the Plan's terms. For example, limitations on Your rights may apply to Purchase Payments, withdrawals, transfers, loans, the death benefit and pay-out options.

The Contract may provide that a Plan administrative fee will be paid by making a withdrawal from the Contract/Certificate Cash Value. Also, the Contract may require that You or Your Beneficiary obtain a signed authorization from Your employer or Plan Administrator to exercise certain rights. We may rely on Your employer's or Plan Administrator's statements to Us as to the terms of the Plan or Your entitlement to any amounts. We are not a party to Your employer's retirement Plan. We will not be responsible for determining what Your Plan says. You should consult the Contract and Plan document to see how You may be affected. If You are a Texas Optional Retirement Program Participant, please see Appendix B for specific information which applies to You.

                                INTEREST PERIODS

--------------------------------------------------------------------------------

We deposit each net Purchase Payment (i.e., a Purchase Payment less any applicable Premium Tax charge) in Our fixed account where We credit the payment with interest daily at an effective annual interest rate between 1.0% and 3.0% for allocated Contracts and 1.0% for unallocated Contracts, depending on applicable states' statutory minimum requirements. We may, however, in Our sole discretion, credit interest above the statutory minimum requirements. The actual minimum interest rate for Your Contract will be on the Contract specifications page. This rate will not change for the life of the Contract and will apply to any Certificates issues under the Contract.

The amount of interest We credit to a particular net Purchase Payment varies with that Purchase Payment's interest rate "period". We establish an interest rate "period" for each net Purchase Payment, and guarantee that rate for twelve months. At the end of that twelve-month Guarantee Period, We will determine and credit a renewal interest rate. We guarantee that renewal rate until the end of the current calendar year. After that, We will declare the second and all future renewal rates each subsequent January 1 and guarantee such rates through December 31 of each year.

ESTABLISHMENT OF INTEREST RATES

When You purchase Your Contract, You will know the initial interest rate for Your Purchase Payment. The Company has no specific formula for determining interest rates in the future. The interest rates will be declared from time to time as market conditions dictate. (See "Investments by the Company"). The Company may consider various factors in determining interest rates for a given period, including regulatory and tax requirements, sales commissions, administrative expenses, general economic trends, and competitive factors. THE COMPANY'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO ANY DECLARED INTEREST RATES AND ANY INTEREST IN EXCESS OF THE MINIMUM INTEREST RATE ALLOWED UNDER STATE LAW. THE COMPANY CANNOT PREDICT NOR GUARANTEE THE RATES OF ANY FUTURE DECLARED INTEREST IN EXCESS OF THE MINIMUM RATE.

The Company will make the final determination as to interest rates to be declared. We cannot predict nor can we guarantee future interest rates.

                                   SURRENDERS

--------------------------------------------------------------------------------

There are two sets of rules when considering Surrenders or partial Surrenders from Your Contract/Certificate. The first are rules and procedures that apply to Surrenders and partial Surrenders under the Contract/Certfificate; We discuss these provisions in this prospectus. The second are rules specific to Your Plan. Please consult Your Plan for information as to those provisions.

The Contract/Certificate allows You to make a full or partial Surrender by Written Request before the Maturity Date, subject to the Surrender charges and in some instances, adjusted market value calculations. In addition, Participants, if so authorized, may make partial Surrenders. We may discontinue the Contract or terminate a Participant's Individual Account under certain circumstances.

We will determine Your Cash Surrender Value (or Cash Surrender Value in an Individual Account) as of the next Valuation Date following Our receipt of a Written Request by You or the Participant, if so authorized. We may defer payment of any Surrender up to six months from the date We receive Your notice of Surrender, or such lesser period if required by state law. State law requires that if We defer payment for more than 30 days, We will pay the state required annual interest rate on the amount that We defer.

For the purposes of processing partial Surrenders, We will take the amount Surrendered from the most recent "period" first, and then from each subsequent "period" in descending order on a last-in, first out basis. Upon request, We will inform You of the amount payable upon a full or partial Surrender. Any full or partial Surrender may be subject to ordinary income tax and, if a Participant is younger than age 59 1/2 at the time of the full or partial Surrender, a 10% penalty tax may apply. A full or partial Surrender may also be subject to income tax withholding. A Participant may not be able to take partial Surrenders from his or her Individual Account before age 59 1/2. A Participant should discuss his or her options with a qualified tax advisor. (See "Federal Tax Considerations".)

We may withhold payment of Cash Surrender Value or a Participant's loan proceeds if any portion of those proceeds would be derived from a Contract Owner's check that has not yet cleared (i.e., that could still be dishonored by Your banking institution). We may use telephone, fax, internet or other means of communication to verify that payment from the Contract Owner's check has been or will be collected. We will not delay payment longer than necessary for Us to verify that payment has been or will be collected. Contract Owners may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing Us with a certified check.

                                    TRANSFERS

--------------------------------------------------------------------------------

You may transfer amounts from the fixed account to products within Your Plan and to Approved Products not issued by Us. If You transfer Cash Value to Approved Products not issued by Us, Your transfers may not exceed 20% per Contract/Certificate Year of the Cash Value in the fixed account valued on each Contract/Certificate Year anniversary. We reserve the right to modify the amount available for transfer to Approved Products and to products not issued by Us.

If amounts are transferred from this Contract/Certificate to Approved Products not issued by Us, no transfers will be allowed directly into any Competing Fund, unless it is a benefit responsive distribution.

Amounts previously transferred from this Contract/Certificate to an Approved Product or Approved Product not issued by Us may not be transferred back into this Contract/Certificate for a period of at least 3 months from the date of transfer.

RESTRICTIONS ON FINANCIAL TRANSACTIONS

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require Us to block a Contract Owner's ability to make certain transactions and thereby refuse to accept any request for transfers, withdrawals, Surrenders, or death benefits, until the instructions are received from the appropriate regulator. We may also be required to provide additional information about You and Your Contract to government regulators.

                             ACCOUNT REDUCTION LOANS

--------------------------------------------------------------------------------

We administer loan programs made available through Plans or group arrangements on an account reduction basis if permitted by Your Plan. If the loan is in default and has been reported to the IRS as income but not yet offset, loan repayments will be posted as after-tax contributions. Loan amounts will be taken from amounts that are vested according to Your Plan or group arrangement on a pro-rata basis from the source(s) of money the Plan or group arrangement permits to be borrowed (e.g., money contributed to the Plan or group arrangement through salary reduction, elective deferrals, direct transfers, direct rollovers and employer contributions), then, unless we are directed otherwise, on a pro-rata basis from Your Contract's Cash Value and any other Plan funding vehicles (that We have approved) in which You then have a balance consisting of these sources of money. Loan repayments will be allocated on a pro-rata basis into the Contract and other Plan funding vehicles according to Your allocation schedule for future contributions. Loan repayment periods, repayment methods, interest rate, default procedures, tax reporting and permitted minimum and maximum loan amounts will be disclosed in the loan agreement documents. There may be initiation and maintenance fees associated with these loans.

                             CHARGES AND DEDUCTIONS

--------------------------------------------------------------------------------

We will deduct the charges described below to cover Our costs and expenses, the services provided, and Our risks assumed under the Contracts. We incur certain costs and expenses for the distribution and administration of the Contract and for providing the benefits payable thereunder. Our administrative services and risks may include:

     - processing applications for and issuing the Contracts and Certificates thereunder;

     -    maintaining Contract Owner and Participant records;

     -    administering Annuity Payments;

     -    furnishing accounting services;

     -    reconciling and depositing cash receipts;

     -    providing Contract confirmations and periodic statements;

     -    providing toll-free inquiry services; and

     - the risk that Our costs in providing the services will exceed Our revenues from Contract charges (which cannot be changed).

The amount of the charge may not necessarily correspond to the costs associated with providing the services or benefits stated in the Contract. We may realize a profit on one or more of the charges, and may use any such profit for any corporate purpose.

ACCOUNT REDUCTION LOAN FEES

We make available account reduction loans. If Your Plan or group of which You are a Participant or member permits account reduction loans, and You take an account reduction loan, there is a $75 account reduction loan initiation fee. This fee is paid from the requested loan principal amount. There is also a $50 annual maintenance fee per loan outstanding. Either or both fees may be waived for certain groups.

SURRENDER CHARGE

We do not assess front-end sales charges. We may, however, assess a Surrender charge on full and partial Surrenders made before the end of the eighth Contract/Certificate Year. The Surrender charge for an allocated Contract is calculated based on the age of each Certificate. The Surrender charge for an unallocated Contract is calculated based on the age of the Contract. The maximum Surrender charge is computed as a percentage of the Cash Value being surrendered and is as follows:

                             CHARGE AS A PERCENTAGE
CONTRACT/CERTIFICATE YEAR         OF CASH VALUE
-------------------------    ----------------------
           1-2                         5%
           3-4                         4%
           5-6                         3%
            7                          2%
            8                          1%
            9+                         0%


We will not assess a Surrender charge on:

     -    transfers to Approved Products within Your Plan;

     -    distribution of a loan under the Plan;

     - certain benefit distributions that become payable under the terms of a Plan and other distributions, including:

     - retirement, death, or disability of a Participant (as defined by Code section 72(m)(7));

     -    separation from service;

     -    hardship withdrawals as defined by the Code;

     -    minimum distributions as defined by the Code;

     -    return on Excess Plan Contributions;

     -    certain Plan expenses as mutually agreed upon between You and Us;

     - transfers to an employer stock fund as mutually agreed upon between You and Us; and

     -    annuitization under this Contract.

     - if the Market Adjusted Value is greater than the Cash Value of the Contract as of the date of discontinuance, and You elect to receive the Cash Value of the Contract in equal installments over a 5-year period.

Unless payment of Surrender charges are provided in a different manner, We will reduce Your requested distribution by any applicable Surrender charges.

In addition, for Contracts issued to tax deferred annuity Plans, deferred compensation Plans or combined qualified Plans/tax deferred annuity Plans, We may allow You or a Participant, if authorized, after the first Contract/Certificate Year to take partial Surrenders annually of up to 10% of the Cash Value in Your Account/Individual Account as of the first Valuation Date of any given Contract/Certificate Year without the imposition of a Surrender charge.

CONTRACT DISCONTINUATION AND MARKET ADJUSTED VALUE

Under certain circumstances, We may discontinue the Contract.

You may discontinue this Contract by Written Request at any time for any reason.

If the Contract is discontinued, any Certificates issued under the Contract will be discontinued.

We reserve the right to discontinue this Contract if:

     - the Cash Value of Your Contract is less than the termination amount shown on Your Contract specifications page. We state a termination amount on Your Contract specifications page. In general, this amount is $2,000 of the Cash Value of a Participant's Individual Account (the amount is $2,000 per account for an allocated Contract and $20,000 per unallocated Contract). If the Cash Value in a Participant's Individual Account is less than that stated termination amount, We reserve the right to terminate that account and move the Cash Value of that Participant's Individual Account to Your Account. We will move to Your Account at Your direction any Cash Value to which a Participant is not entitled under the Plan upon termination;

     - We determine within Our sole discretion and judgment that the Plan or administration of the Plan is not in conformity with applicable law; or

     -    We receive notice that is satisfactory to Us of Plan Termination.

If You discontinue this Contract because of Plan Termination and the Plan certifies to Us that the Plan Termination is the result of the dissolution or liquidation of the employer under US Code Title 11 procedures, We will distribute the Cash Surrender Value directly to the employees entitled to share in such distributions in accordance with the Plan relating to Plan Termination. Distribution may be in the form of cash payments, Annuity options, or deferred annuities.

The following events will not trigger a Market Adjusted Value:

     - retirement, death, or disability of a Participant (as defined by Code section 72(m)(7));

     -    Separation from Service;

     -    hardship withdrawals as defined by the Code;

     -    minimum distributions as defined by the Code;

     -    return on Excess Plan Contributions;

     -    certain Plan expenses as mutually agreed upon between You and Us;

     - transfers to an employer stock fund as mutually agreed upon between You and Us;

     -    annuitization under this Contract;

     -    partial Surrenders; and

     -    distribution of a loan under the Plan.

However, if You discontinue this Contract for any other reason than the events described immediately above or because of Our exercise of Our right to discontinue the Contract, We will determine the Market Adjusted Value of the Contract. The Market Adjusted Value is the current value as of the date of discontinuance and reflects the relationship between the rate of interest credited to funds on deposit under the Contract at the time of discontinuance to the rate of interest credited on new deposits for this class of Contracts at the time of discontinuance. The Market Adjusted Value may be greater than or less than the Cash Value of the Contract.

If the Market Adjusted Value is less than the Cash Value of Your Contract as of the date of discontinuance, We will pay You Your choice of:

     (a) the Market Adjusted Value, less any amounts deducted on Surrender, in one lump sum within 60 days of the date of discontinuance; or

     (b) the Cash Surrender Value of the Contract in equal installments over a 5-year period. We determine the amount deducted on Surrender, if any, as of the date of discontinuance and will apply that amount to all installment payments. We will credit interest to the remaining Cash Value during this installment period at a fixed effective annual interest rate of not less than the interest rate required under state insurance law. We will make the first payment no later than 60 days following Our mailing the written notice to You at the most current address available on Our records. We will mail the remaining payments on each anniversary of the discontinuance date for 4 years. Allowable distributions shown of Your Contract specifications page are not allowed during the 5-year installment period.

If the Market Adjusted Value is greater than the Cash Value of the Contract as of the date of discontinuance, We will pay You Your Choice of:

     (a) the Cash Surrender Value of the Contract within 60 days of the date of discontinuance; or

     (b) the Cash Value of the Contract in equal installments over a 5-year period. We will credit interest on the remaining Cash Value of the Contract during the installment period at a fixed annual rate of interest of not less than the interest rate required under state insurance law. We will make the first payment no later than 60 days following Our mailing of the written notice to You at the most current address available on Our records. We will mail the remaining payments on each anniversary of the discontinuance date for 4 years. We do not allow the allowable distributions shown on Your Contract specifications page during the 5-year installment period.

MARKET ADJUSTED VALUE FORMULA

Payment on a full Surrender at Contract discontinuance may be adjusted up or down by the application of the Market Adjusted Value calculation. The Market Adjusted Value formula is:

         MARKET ADJUSTED VALUE = CASH VALUE X (1+RO)(5) /(1+R1+.0025)(5)

Where:

RO is the average interest rate credited to amounts in the Contract on the date of discontinuance, and

R1 is the interest rate on new deposits for this class of Contracts on the date of discontinuance.

The Market Adjusted Value will increase the account value when the credited rates on new deposits are more than 0.25% (0.0025) higher than the average interest rate credited to the Contract. The Market Adjusted Value will decrease the account value when the credited rates on new deposits are lower than the average interest rate credited to the Contract, or less than 0.25% (0.0025) higher.

EXAMPLE OF NEGATIVE MARKET ADJUSTED VALUE:

A negative Market Adjusted Value results when credited interest rates are higher on new deposits than the average interest rate credited to the Contract.

Assume new deposits are crediting 4.50%, and the average interest rate credited to the Contract is 4.00%. The Cash Value at the time of discontinuance is $100,000.

The Market Adjusted Value would be
            $96,470.95 = $100,000 * (1+0.04)(5) /(1+0.045+0.0025)(5)

EXAMPLE OF POSITIVE MARKET ADJUSTED VALUE:

A positive Market Adjusted Value generally results when credited interest rates are lower on new deposits than the average interest rate credited to the Contract.

Assume new deposits are credited 4.50%, and the average interest rate credited to the Contract is 5.00%. The Cash Value at the time of discontinuance is $100,000.

The Market Adjusted Value would be

            $101,199.03 = $100,000 * (1+0.05)(5) /(1+0.045+0.0025)(5)

PREMIUM TAXES

Certain state and local governments impose Premium Taxes. These taxes currently range from 0% to 3.5%, depending upon the jurisdiction. The Company is responsible for paying these taxes and will determine the method used to recover Premium Tax expenses incurred. The Company will deduct any applicable Premium Taxes from the Cash Value either upon death, Surrender, annuitization, or at the time the Purchase Payment is made to the Contract, but no earlier than when the Company has a tax liability under state law.

REDUCTIONS OF CHARGES

We may reduce or eliminate certain charges or alter the manner in which the particular charge is deducted. Generally, these types of changes will be based on anticipated lower sales expenses or fewer sales services due to:

     -    the size of the group participating in the Contract;

     -    an existing relationship to the Contract Owner;

     -    use of mass enrollment procedures; or

     - performance of sales functions by a third party which We would otherwise perform.

Please see Your Contract for any reduction of charges provisions applicable to You.

                                  DEATH BENEFIT

--------------------------------------------------------------------------------

If applicable under Your Plan, We may pay a death benefit in a single sum to the Beneficiary if a Participant dies before the Maturity Date. We also may pay a death benefit under certain circumstances if the Annuitant dies on or after the Maturity Date.

The death benefit before the Maturity Date equals the Cash Value of a Participant's Individual Account less any applicable Premium Tax as of the date We receive Due Proof of Death. If the Annuitant dies on or after the Maturity Date, the death benefit will consist of any benefit remaining under the Annuity option then in effect.

We will pay interest on death proceeds of a Participant's Individual Account in accordance with regulations in effect by the state whose laws apply to the Contract.

DISTRIBUTION RULES

The distributions required by federal tax law differ for qualified Plans depending on the type of Plan. Upon receipt of Due Proof of Death, the Beneficiary will instruct Us how to treat the proceeds, subject to the distribution rules discussed below.

In general, the Beneficiary will receive any remaining contractual benefits upon the death of the Participant. The Beneficiary may receive the remaining benefits in a single sum or elect one of the settlement options. If the Participant dies after any mandatory distribution has begun but before his or her entire interest has been distributed, the remaining interest must be paid out at least as rapidly as it was being paid out under the method of payment in effect at the time of death. If the Participant dies before the distribution of his or her entire interest has begun, the entire interest must be distributed within five years after the Participant's death or an Annuity payable over no longer than life or life expectancy must be distributed to an elected Beneficiary starting within one year of the Participant's death. A spousal designated Beneficiary may elect to defer distributions until the Participant would have attained the age of 70 1/2.

Please see Your Contract and Your tax adviser for more information.

TOTAL CONTROL ACCOUNT

If Your Contract was issued in connection with a 403(b) Plan, Your Beneficiary may elect to have the Contract's death benefit proceeds paid through an account called the Total Control Account at the time for payment. The Total Control Account is an interest-bearing account through which the Beneficiary has complete access to the proceeds, with unlimited check writing privileges. We credit interest to the account at a rate that will not be less than a minimum guaranteed rate.

Assets backing the Total Control Accounts are maintained in Our general account and are subject to the claims of Our creditors. We will bear the investment experience of such assets; however, regardless of the investment experience of such assets, the interest credited to the Total Control Account will never fall below the applicable guaranteed minimum rate. Because We bear the investment these assets. The Total Control Account is not insured by the FDIC or any other governmental agency.experience of the assets backing the Total Control Account, We may receive a profit from these assets. The Total Control Account is not insured by the FDIC or any other governmental agency.

                                 ANNUITY PERIOD

--------------------------------------------------------------------------------

ELECTION OF MATURITY DATE AND SETTLEMENT OPTIONS

You can select a Maturity Date when You apply for the Contract and/or when We issue a Certificate.

You may elect to have all or a portion of the Cash Surrender Value of an Individual Account paid in a lump sum, or You may elect to have Your Cash Surrender Value or a portion thereof, distributed under any of the Annuity options described below. In addition, any amount payable from the Contract may be applied to an Annuity option. A Participant, if authorized, may apply any proceeds payable from his or her Individual Account to an Annuity option.

To elect an Annuity option, You must send a Written Request to Our Home Office at least 30 days before such election is to become effective. If no option is elected for Qualified Contracts, We will apply the Cash Surrender Value to option 4 to provide a Joint and Last Survivor Life Annuity.

You must provide Us with the following information when You elect an Annuity option:

     - the Participant's name, address, date of birth, and social security number;

     -    the amount to be distributed in the form of an Annuity option;

     -    the Annuity option which is to be purchased;

     -    the date the Annuity option payments are to begin;

     - if the form of the Annuity provides a death benefit in the event of the Participant's death, the name, relationship, and address of the Beneficiary as designated by You; and

     -    any other data We may require.

MISSTATEMENT

We may require proof of age of the Contract Owner, Beneficiary or Annuitant before making any payments under this Contract that are measured by the Contract Owner's, Beneficiary's or Annuitant's life. If the age of the measuring life has been misstated, the amount payable will be the amount that would have been provided at the correct age.

Once Annuity Payments have begun, the amount of any overpayments or underpayments will be deducted from or added to the payment or payments made after the adjustment. In certain states, We are required to pay interest on any underpayments.

CHANGE OF MATURITY DATE OR ANNUITY OPTION

You may change the Maturity Date at any time as long as such change is made in writing and is received by Us at least 30 days before the scheduled Maturity Date is scheduled to become effective. Once an annuity option has begun, it may not be changed.

ANNUITY OPTIONS

You or a Participant, if authorized, may elect any one of the following Annuity options. Annuity Payments may be available on a monthly, quarterly, semiannual, or annual basis. The minimum amount that may be applied to Annuity options is $2,000 unless We consent to a smaller amount. If any periodic payments due are less than $100, We reserve the right to make payments at less frequent intervals. Where required by state law or under a qualified retirement Plan, sex will not be taken into account in calculating Annuity Payments. Annuity rates will not be less than the rates guaranteed by the Contract at the time of purchase. Due to underwriting, administrative or Code considerations, the choice of percentage reduction and/or the duration of the guarantee period may be limited under joint and last survivor life annuity options.

We use the Life Annuity Tables to determine the first monthly payment. They show the dollar amount of the first monthly Annuity Payment which can be purchased with each $1,000 applied. The amount applied to an Annuity will be the Cash Surrender Value attributable to a Participant's Individual Account as of 14 days before the Maturity Date. We reserve the right to require satisfactory proof of age of any person on whose life We base Annuity Payments before making the first payment under any of these options.

Any Cash Surrender Value We apply to an Annuity option will provide payments at least equal to those provided if the same amount was applied to purchase a single premium immediate Annuity We offer at that time for the same class of Contracts. If it would produce a larger payment, We agree that We will determine the Annuity Payment using the Life Annuity Tables in effect on the Maturity Date.

As provided in Your Contract, We may adjust the age used to determine Annuity Payments, and We may deduct Premium Taxes from Annuity Payments.

Option 1 -- Life Annuity -- NO REFUND: The Company will make Annuity Payments during the lifetime of the Annuitant ending with the last payment before death. This option offers the maximum periodic payment, since there is no assurance of a minimum number of payments or provision for a death benefit for Beneficiaries.

Option 2 -- Life Annuity With 120, 180, or 240 Monthly Payments Assured: The Company will make monthly Annuity Payments during the lifetime of the Annuitant, with the agreement that if, at the death of that person, payments have been made for less than 120, 180, or 240 months as elected, We will continue making payments to the Beneficiary during the remainder of the period.

Option 3 -- Joint And Last Survivor Life Annuity: The Company will make Annuity Payments during the joint lifetime of the Annuitant and a second person. On the death of either person, We will continue making payments to the survivor. No further payments will be made following the death of the survivor.

Option 4 -- Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee: The Company will make monthly Annuity Payments during the joint lifetime of two persons on whose lives We base the payments. We will designate one of the two persons as the primary payee. We will designate the other person as the secondary payee. On the death of the secondary payee, if survived by the primary payee, We will continue to make monthly Annuity Payments to the primary payee in the same amount that would have been payable during the joint lifetime of the two persons.

On the death of the primary payee, if survived by the secondary payee, We will continue to make monthly Annuity Payments to the secondary payee in an amount equal to 50% of the payments, which would have been made during the lifetime of the primary payee.

No further payments will be made following the death of the survivor.

Option 5 -- Payments For A Fixed Period: The Company will make monthly payments for the period selected. If at the death of the Annuitant payments have been made for less than the period selected, the Company will continue to make payments to the Beneficiary during the remainder of that period. Please note that Option 5 may not satisfy minimum required distribution rules for Qualified Contracts. Consult a tax advisor before electing this option.

Option 6 -- Other Annuity Options: The Company will make other arrangements for Annuity Payments as may be mutually agreed upon by You and Us.

ANNUITY PAYMENT

The first payment under any Annuity option will be made on the Maturity Date. Subsequent payments will be made in accordance with the manner of payment selected and are based on the first payment date.

The option elected must result in a payment at least equal to the minimum payment amount according to Company rules then in effect. If at any time payments are less than the minimum payment amount, the Company has the right to change the frequency to an interval resulting in a payment at least equal to the minimum. If any amount due is less than the minimum per year, the Company may make other arrangements that are equitable to the Annuitant.

Once Annuity Payments have begun, no surrender of the annuity benefit can be made for the purpose of receiving a lump-sum settlement.

DEATH OF ANNUITANT AFTER THE MATURITY DATE

If the Annuitant dies after the Maturity Date, any amount payable as a death benefit will be distributed at least as rapidly as under the method of distribution in effect.

                           INVESTMENTS BY THE COMPANY

--------------------------------------------------------------------------------

We must invest Our assets according to applicable state laws regarding the nature, quality and diversification of investments that may be made by life insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

In establishing interest rates, the Company will consider the yields on fixed income securities that are part of the Company's current investment strategy for the Contracts at the time that the interest rates are established. (See "Establishment of Interest Rates".) The current investment strategy for the Contracts is to invest in fixed income securities, including public bonds, privately placed bonds, and mortgages, some of which may be zero coupon securities. While this generally describes our investment strategy, We are not obligated to follow any particular strategy except as may be required by federal and state laws.

                                ANNUAL STATEMENT

--------------------------------------------------------------------------------

At the end of each calendar year, You will receive a statement that will show:

     -    Your Cash Value as of the end of the preceding year;

     -    all transactions regarding Your Contract during the year;

     -    Your Cash Value at the end of the current year; and

     -    the interest credited to Your Contract.

                           AMENDMENT OF THE CONTRACTS

--------------------------------------------------------------------------------

We reserve the right to amend the Contracts to comply with applicable federal or state laws or regulations. We will notify You in writing of any such amendments.

                          DISTRIBUTION OF THE CONTRACTS

--------------------------------------------------------------------------------

DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT. The Company has appointed MetLife Investors Distribution Company ("MLIDC") to serve as the principal underwriter and distributor of the securities offered through this prospectus, pursuant to the terms of a Distribution and Principal Underwriting Agreement. MLIDC, which is an affiliate of the Company, also acts as the principal underwriter and distributor of other annuity contracts and variable annuity contracts and variable life insurance policies issued by the Company and its affiliated companies. The Company reimburses MLIDC for expenses MLIDC incurs in distributing the Contracts (e.g. commissions payable to retail broker-dealers who sell the Contracts). MLIDC does not retain any fees under the Contracts. MLIDC's principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, CA 92614.


MLIDC is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority ("FINRA"). An investor brochure that includes information describing FINRA's Public Disclosure Program is available by calling FINRA's Public Disclosure Program hotline at 1-800-289-9999 or by visiting FINRA's website at www.finra.org.


MLIDC and the Company enter into selling agreements with affiliated and unaffiliated broker-dealers who are registered with the SEC and are members of FINRA, and with entities that may offer the Contracts but are exempt from registration. Applications for the Contract are solicited by registered representatives who are associated persons of such affiliated or unaffiliated broker-dealer firms. Such representatives act as appointed agents of the Company under applicable state insurance law and must be licensed to sell variable insurance products. The Company intends to offer the Contract in all jurisdictions where it is licensed to do business and where the Contract is approved. The Contracts are offered on a continuous basis.

COMPENSATION. Broker-dealers who have selling agreements with MLIDC and the Company are paid compensation for the promotion and sale of the Contracts. Registered representatives who solicit sales of the Contract typically receive a portion of the compensation payable to the broker-dealer firm. The amount the registered representative receives depends on the agreement between the firm and the registered representative. This agreement may also provide for the payment of other types of cash and non-cash compensation and other benefits. A broker-dealer firm or registered representative of a firm may receive different compensation for selling one product over another and/or may be inclined to favor one product provider over another product provider due to differing compensation rates.

We generally pay compensation as a percentage of Purchase Payments invested in the Contract. Alternatively, We may pay lower compensation on Purchase Payments but pay periodic asset-based compensation based on all or a portion of the Contract Value. The amount and timing of compensation may vary depending on the selling agreement but is not expected to exceed 6% of Purchase Payments(if up-front compensation is paid to registered representatives).

The Company and MLIDC have also entered into preferred distribution arrangements with certain broker-dealer firms. These arrangements are sometimes called "shelf space" arrangements. Under these arrangements, the Company and MLIDC pay separate, additional compensation to the broker-dealer firm for services the broker-dealer provides in connection with the distribution of the Company's products. These services may include providing the Company with access to the distribution network of the broker-dealer, the hiring and training of the broker-dealer's sales personnel, the sponsoring of conferences and seminars by the broker-dealer, or general marketing services performed by the broker-dealer. The broker-dealer may also provide other services or incur other costs in connection with distributing the Company's products.

These preferred distribution arrangements will not be offered to all broker-dealer firms and the terms of such arrangements may differ between broker-dealer firms. Compensation payable under such arrangements may be based on aggregate, net or anticipated sales of the Contracts, total assets attributable to sales of the Contract by registered representatives of the broker-dealer firm or based on the length of time that a Contract Owner has owned the Contract. Any such compensation payable to a broker-dealer firm will be made by MLIDC or the Company out of their own assets and will not result in any additional direct charge to You. Such compensation may cause the broker-dealer firm and its registered representatives to favor the Company's products. The Company and MLIDC have entered into preferred distribution arrangements with their affiliate Tower Square Securities, Inc. as well as with unaffiliated broker-dealer firms. The Company may enter into similar arrangements with its other affiliates MetLife

Securities, Inc., Walnut Street Securities, Inc. and New England Securities Corporation. A list of unaffiliated broker-dealer firms which have entered into such arrangements is on Our website.

SALE OF THE CONTRACTS BY AFFILIATES OF THE COMPANY. The Company and MLIDC may offer the Contracts through retail broker-dealer firms that are affiliates of the Company, including Tower Square Securities, Inc., MetLife Securities, Inc., Walnut Street Securities, Inc. and New England Securities Corporation. The compensation paid to affiliated broker-dealer firms for sales of the Contracts is generally not expected to exceed, on a present value basis, the percentages described above. These broker-dealer firms pay their registered representatives all or a portion of the commissions received for their sales of Contracts; some firms may retain a portion of commissions. The amount the broker-dealer firms pass on to their registered representatives is determined in accordance with their internal compensation programs. These programs may also include other types of cash compensation, such as bonuses, equity awards (such as stock options), training allowances, supplementary salary, financing arrangements, marketing support, medical and other insurance benefits, retirement benefits, non-qualified deferred compensation Contract Values, and other benefits. For registered representatives of certain affiliates, the amount of this additional cash compensation is based primarily on the amount of proprietary products sold and serviced by the representative. Proprietary products are those issued by the Company or its affiliates. The managers who supervise these registered representatives may also be entitled to additional cash compensation based on the sale of proprietary products by their representatives. Because the additional cash compensation paid to these registered representatives and their managers is primarily based on sales of proprietary products, these registered representatives and their managers have an incentive to favor the sale of proprietary products over other products issued by non-affiliates.

The Contracts are also sold through Metropolitan Life Insurance Company ("MetLife", an affiliate of the Company) licensed sales representatives who are associated with MetLife Securities, Inc. MetLife registered representatives receive cash payments for the products they sell and service based upon a 'gross dealer concession' model. The cash payment is equal to a percentage of the gross dealer concession. For MetLife registered representatives other than those in Our MetLife Resources (MLR) Division, the percentage is determined by a formula that takes into consideration the amount of premiums and Purchase Payments applied to proprietary products that the registered representative sells and services. The percentage could be as high as 100%. (MLR registered representatives receive compensation based upon premiums and Purchase Payments applied to all products sold and serviced by the representative.) In addition, all MetLife registered representatives are entitled to the additional compensation described above based on sales of proprietary products. Because sales of proprietary products are a factor determining the percentage of gross dealer concession and/or the amount of additional compensation to which MetLife registered representatives are entitled, they have an incentive to favor the sale of proprietary products. In addition, because their sales managers' compensation is based on the sales made by the representatives they supervise, these sales managers also have an incentive to favor the sale of proprietary products.

The Company's affiliates also offer their registered representatives and their managers non-cash compensation incentives, such as conferences, trips, prizes and awards. Other non-cash compensation payments may be made for other services that are not directly related to the sale of products. These payments may include support services in the form of recruitment and training of personnel, production of promotional materials and similar services.

From time to time MetLife pays organizations, associations, and nonprofit organizations fees to endorse or sponsor MetLife's variable annuity contracts. We may also obtain access to an organization's members to market Our variable annuity contracts. These organizations are compensated for their endorsement or sponsorship of Our variable annuity contracts in various ways. Primarily, they receive a flat fee from MetLife. We also compensate these organizations by Our funding of their programs, scholarships, events or awards, such as principal of the year award. We may also lease their office space or pay fees for display space at their events, purchase advertisements in their publications or reimburse or defray their expenses. In some cases, We hire the organizations to perform administrative services for Us, for which they are paid a fee based upon a percentage of the account balances their members hold in the Contract. We also retain finders and consultants to introduce MetLife to potential clients and for establishing and maintaining relationships between MetLife and various organizations. The finders and consultants are primarily paid flat fees and may be reimbursed for their expenses. We or Our affiliates may also pay duly licensed individuals associated with these organizations cash compensation for the sales of the Contracts.

                           FEDERAL TAX CONSIDERATIONS

--------------------------------------------------------------------------------

The following information on taxes is a general discussion of the subject. It is not intended as tax advice. The Code is complex and subject to change regularly. Failure to comply with the tax law may result in significant adverse tax consequences and IRS penalties. Consult Your own tax adviser about Your circumstances, any recent tax developments, and the impact of state income taxation. For purposes of this section, We address Contracts and Annuity Payments under the Contracts together.

You should read the general provisions and any sections relating to Your type of annuity to familiarize Yourself with some of the tax rules for Your particular Contract.

You are responsible for determining whether Your purchase of a Contract, withdrawals, Annuity Payments and any other transactions under Your Contract satisfy applicable tax law. We are not responsible for determining if Your employer's Plan or arrangement satisfies the requirements of the Code and/or ERISA.

Where otherwise permitted under the Contract, the transfer of ownership of a Contract, the designation or change in designation of an Annuitant, payee or other Beneficiary who is not also a Contract Owner, the selection of certain Maturity Dates, the exchange of a Contract, or the receipt of a Contract in an exchange, may result in income tax and other tax consequences, including additional withholding, estate tax, gift tax and generation skipping transfer tax, that are not discussed in this prospectus. Please consult Your tax adviser.

ANNUITY PURCHASES BY NONRESIDENT ALIENS AND FOREIGN CORPORATIONS. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from Annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser's country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S. state and foreign taxation with respect to purchasing an Annuity Contract.

GENERAL

Contracts are a means of setting aside money for future needs-usually retirement. Congress recognizes how important saving for retirement is and has provided special rules in the Code.

All tax-sheltered annuities ("TSAs") (ERISA and non-ERISA), 403(a), 457(b), Keoghs and 401(k) Plans receive tax deferral under the Code. Although there are no additional tax benefits by funding such retirement arrangements with an Annuity, doing so offers You additional insurance benefits such as the availability of a guaranteed income for life.

Under current federal income tax law, the taxable portion of distributions and withdrawals from Annuity contracts (including TSAs, 457(b), 403(a), Keoghs and 401(k)s) are subject to ordinary income tax and are not eligible for the lower tax rates that apply to long term capital gains and qualifying dividends.

WITHDRAWALS

When money is withdrawn from Your Contract (whether by You or Your Beneficiary), the amount treated as taxable income and taxed as ordinary income differs depending on the type of Annuity You purchase (e.g., 457(b) or TSA) and payment method or Annuity option type You elect. If You meet certain requirements, Your designated Roth earnings are free from federal income taxes.

We will withhold a portion of the amount of Your withdrawal for income taxes, unless You elect otherwise. The amount We withhold is determined by the Code.

WITHDRAWALS BEFORE AGE 59 1/2

Because these products are intended for retirement, if You make a taxable withdrawal before age 59 1/2 You may incur a 10% tax penalty, in addition to ordinary income taxes.

As indicated in the chart below, some taxable distributions prior to age 59 1/2 are exempt from the penalty. Some of these exceptions include amounts received:

                                                            --------------------------
                                                                  TYPE OF CONTRACT
--------------------------------------------------------------------------------------
                                                              403(B)
                                                               -TSA    KEOGH,
                                                               AND    401(A),
                                                               TSA     401(K)  457(B)-
                                                              ERISA    403(A)    (2)
--------------------------------------------------------------------------------------
In a series of substantially equal payments made annually
(or more frequently) for life or life expectancy (SEPP)         X(1)     X(1)     X(1)
--------------------------------------------------------------------------------------

After You die                                                   X        X        X
--------------------------------------------------------------------------------------

After You become totally disabled (as defined in the Code)      X        X        X
--------------------------------------------------------------------------------------

To pay deductible medical expenses                              X        X        X
--------------------------------------------------------------------------------------

After Separation from service if You are over 55 at time of
separation(1)                                                   X        X        X
--------------------------------------------------------------------------------------

After December 31, 1999 for IRS levies                          X        X        X
--------------------------------------------------------------------------------------

To pay medical insurance premiums if You are unemployed
--------------------------------------------------------------------------------------

For qualified higher education expenses
--------------------------------------------------------------------------------------

For qualified first time home purchases up to $10,000
--------------------------------------------------------------------------------------
Pursuant to qualified domestic relations orders                 X        X        X
--------------------------------------------------------------------------------------



1.    You must be separated from service at the time payments begin.
2. Distributions from 457(b) Plans are generally not subject to the 10% penalty. However, it does apply to distributions from 457(b) Plans of employers which are state or local governments to the extent that the distribution is attributable to rollovers accepted from other types of eligible retirement Plans.

PURCHASE PAYMENTS

Generally, all Purchase Payments will be contributed on a "before-tax" basis. This means that the Purchase Payments entitle You to a tax deduction or are not subject to current income tax.

Under some circumstances "after-tax" Purchase Payments can be made to certain Annuities. These Purchase Payments do not reduce Your taxable income or give You a tax deduction.

There are different annual Purchase Payments limits for the annuities offered in this prospectus. Purchase Payments in excess of the limits may result in adverse tax consequences.

Your Contract may accept certain direct transfers and rollovers from other qualified Plan accounts and contracts: such transfers and rollovers are generally not subject to annual limitations on Purchase Payments.

WITHDRAWALS, TRANSFERS AND ANNUITY PAYMENTS

Because Your Purchase Payments are generally on a before-tax basis, You generally pay income taxes on the full amount of money You withdraw as well as income earned under the Contract. Withdrawals and Annuity Payments attributable to any after-tax contributions are not subject to income tax (except for the portion of the withdrawal or payment allocable to earnings).

If certain requirements are met, You may be able to transfer amounts in Your Contract to another eligible retirement Plan or individual retirement Annuity. For 457(b) Plans maintained by non-governmental employers, if certain conditions are met, amounts may be transferred into another 457(b) Plan maintained by a non-governmental employer.

Your Contract is not forfeitable (e.g., not subject to claims of Your creditors) and You may not transfer it to someone else. An important exception is that Your account may be transferred pursuant to a qualified domestic relations order
(QDRO).

Please consult the specific section for the type of Annuity You purchased to determine if there are restrictions on withdrawals, transfers or Annuity Payments.

Minimum distribution requirements also apply to the Contracts. These are described separately later in this section.

Certain mandatory distributions made to Participants in an amount in excess of $1,000 (but less than $5,000) must be automatically rolled over to an individual retirement Annuity designated by the Plan, unless the Participant elects to receive it in cash or roll it over to a different individual retirement Annuity or eligible retirement Plan.

ELIGIBLE ROLLOVER DISTRIBUTIONS AND 20% MANDATORY WITHHOLDING

We are required to withhold 20% of the taxable portion of Your withdrawal that constitutes an "eligible rollover distribution" for federal income taxes. We are not required to withhold this money if You direct Us, the trustee or the custodian of the Plan, to directly rollover Your eligible rollover distribution to a traditional individual retirement Annuity or another eligible retirement Plan.

Generally, an "eligible rollover distribution" is any taxable amount You receive from Your Contract. (In certain cases, after-tax amounts may also be considered eligible rollover distributions). However, it does not include taxable distributions such as:

     -    Withdrawals made to satisfy minimum distribution requirements

     -    Certain withdrawals on account of financial hardship

Other exceptions to the definition of eligible rollover distribution may exist.

For taxable withdrawals that are not "eligible rollover distributions," the Code requires different withholding rules. The withholding amounts are determined at the time of payment. In certain instances, You may elect out of these withholding requirements. You may be subject to the 10% penalty tax if You withdraw taxable money before You turn age 59 1/2.

MINIMUM DISTRIBUTION REQUIREMENTS

Generally, You must begin receiving withdrawals by April 1 of the latter of:

     -    the calendar year following the year in which You reach age 70 1/2 or

     - the calendar year following the calendar year You retire, provided You do not own 5% or more of your employer.

Under recently enacted legislation, You (and after Your death, Your designated Beneficiaries) generally do not have to take the required minimum distribution ("RMD") for 2009. The waiver does not apply to any 2008 payments even if received in 2009; for those payments, You are still required to receive Your first RMD payment by April 1, 2009. In contrast, if Your first RMD would have been due by April 1, 2010, You are not required to take such distribution; however, Your 2010 RMD is due by December 31, 2010. For after-death RMDs, the five year rule is applied without regard to calendar year 2009. For instance, if You died in 2007, the five year period ends in 2013 instead of 2012. This RMD waiver does not apply if You are receiving Annuity Payments under Your Contract. The RMD rules are complex, so consult with Your tax adviser before waiving Your 2009 RMD payment.

In general the amount of required minimum distribution (including death benefit distributions discussed below) must be calculated separately with respect to each Section 403(b) arrangement, but then the aggregate amount of the required distribution may be taken under the tax law from any one or more of the Participant's several TSA arrangements. Otherwise, You may not satisfy minimum distributions for an employer's qualified Plan (i.e., 401(a), 403(a), 457(b)) with distributions from another qualified Plan of the same or a different employer.

Complex rules apply to the calculation of these withdrawals. A tax penalty of 50% applies to withdrawals which should have been taken but were not. Consult Your tax adviser prior to choosing an Annuity option.

You may not satisfy minimum distributions for one type of individual Plan with distributions from an account or annuity contract under another type of qualified Plan (e.g. individual retirement Annuity and 403(b)).

In general, income tax regulations permit income payments to increase based with respect to actuarial gains. Additionally, these regulations permit payments under immediate annuities to increase due to a full withdrawal or to a partial withdrawal under certain circumstances.

The regulations also require that the value of benefits under a Contract including certain death benefits in excess of Cash Value must be added to the amount credited to Your account in computing the amount required to be distributed over the applicable period. You should consult Your own tax adviser as to how these rules affect Your own Contract. We will provide You with additional information regarding the amount that is subject to minimum distribution under this rule.

If You intend to receive Your minimum distributions which are payable over the joint lives of You and a Beneficiary who is not Your spouse (or over a period not exceeding the joint life expectancy of You and Your non-spousal beneficiary), be advised that federal tax rules may require that payments be made over a shorter period or may require that payments to the Beneficiary be reduced after Your death to meet the minimum distribution incidental benefit rules and avoid the 50% excise tax. Consult Your tax adviser.

DEATH BENEFITS

The death benefit is taxable to the recipient in the same manner as if paid to the Contract Owner (under the rules for withdrawals or income payments, whichever is applicable).

Generally, if You die before required minimum distribution withdrawals have begun, We must make payment of Your entire interest by December 31st of the year that is the fifth anniversary of Your death or begin making payments over a period and in a manner allowed by the Code to Your Beneficiary by December 31st of the year after Your death. Consult Your tax adviser because the application of these rules to Your particular circumstances may have been impacted by the 2009 RMD waiver (see Minimum Distribution Requirements section for additional information).

If Your spouse is Your Beneficiary, and Your Contract permits, Your spouse may delay the start of these payments until December 31 of the year in which You would have reached age 70 1/2.

If Your spouse is Your Beneficiary, Your spouse may also be able to rollover the death proceeds into another eligible retirement Plan in which he or she participates, if permitted under the receiving Plan.

If Your spouse is not Your Beneficiary and Your Contract permits, Your Beneficiary may also be able to rollover the death proceeds via a direct trustee-to-trustee transfer into an inherited individual retirement Annuity. However, such Beneficiary may not treat the inherited individual retirement Annuity as his or her own individual retirement Annuity. Starting in 2010, certain employer Plans (i.e. 401(a), 403(a), 403(b), and governmental 457 Plans) are required to permit a non-spouse direct trustee-to-trustee rollover.

If You die after required distributions begin, payments of Your entire remaining interest must be made in a manner and over a period as provided under the Code (and any applicable regulations).

If an individual retirement Annuity Contract is issued in Your name after Your death for the benefit of Your designated Beneficiary with a Purchase Payment which is directly transferred to the Contract from another individual retirement annuity or eligible retirement Plan, the death benefit must continue to be distributed to Your Beneficiary's Beneficiary in a manner at least as rapidly as the method of distribution in effect at the time of your Beneficiary's death.

INCIDENTAL BENEFITS

Certain death benefits may be considered incidental benefits under a tax qualified Plan, which are limited under the Code. Failure to satisfy these limitations may have adverse tax consequences to the Plan and to the Participant.

Where otherwise permitted to be offered under Annuity contracts issued in connection with qualified Plans, the amount of life insurance is limited under the incidental death benefit rules. You should consult your own tax adviser prior to purchase of the Contract under any type of Section 403(b) arrangement or qualified Plan as a violation of these requirements could result in adverse tax consequences to the Plan and to the Participant including current taxation of amounts under the Contract.

TSAS (ERISA AND NON-ERISA) -- 403(B)

GENERAL

TSAs fall under Section 403(b) of the Code, which provides certain tax benefits to eligible employees of public school systems and organizations that are tax exempt under Section 501(c)(3) of the Code.

In general contributions to 403(b) arrangements are subject to contribution limitations under Section 415(c) of the Code (the lesser of 100% of includable compensation or the applicable limit for the year).

On July 26, 2007, final 403(b) regulations were issued by the U.S. Treasury which will impact how we administer Your 403(b) Contract. In order to satisfy the 403(b) final regulations and prevent Your Contract from being subject to adverse tax consequences including potential penalties, contract exchanges after September 24, 2007 must, at minimum, meet the following requirements: (1) the Plan must allow the exchange, (2) the exchange must not result in a reduction in the Participant or Beneficiary's accumulated benefit, (3) the receiving contract includes distribution restrictions that are no less stringent that those imposed on the contract being exchanged, and (4) the employer enters into an agreement with the issuer of the receiving contract to provide information to enable the contract provider to comply with Code requirements. Such information would include details concerning severance from employment, hardship withdrawals, loans and tax basis. You should consult Your tax or legal counsel for any advice relating to contract exchanges or any other matter relating to these regulations.

WITHDRAWALS AND INCOME PAYMENTS

If You are under 59 1/2, You generally cannot withdraw money from Your TSA Contract unless the withdrawal:

     - Relates to Purchase Payments made prior to 1989 (and pre-1989 earnings on those Purchase Payments);

     - Is directly transferred to another permissible investment under 403(b) arrangements;

     - Relates to amounts that are not salary reduction elective deferrals if Your Plan allows it;

     - Occurs after You die, leave Your job or become disabled (as defined by the Code);

     - Is for financial hardship (but only to the extent of Purchase Payments) if Your Plan allows it;

     - Relates to distributions attributable to certain TSA Plan terminations if the conditions of the new income tax regulations are met;

     -    Relates to rollover or after-tax contributions; or

     - Is for the purchase of permissive service credit under a governmental defined benefit plan.

Recent income tax regulations also provide certain new restrictions on withdrawals of amounts from tax sheltered annuities that are not attributable to salary reduction contributions. Under these regulations, a Section 403(b) Contract is permitted to distribute retirement benefits attributable to pre-tax contributions other than elective deferrals to the Participant no earlier than upon the earlier of the Participant's severance from employment or upon the prior occurrence of some event such as after a fixed number of years, the attainment of a stated age, or disability. This new withdrawal restriction is applicable for tax sheltered annuity contracts issued on or after January 1, 2009.

DESIGNATED ROTH ACCOUNT FOR 403(B) PLANS

Employers that established and maintain a TSA/ 403(b) Plan may also establish a Qualified Roth Contribution Program under Section 402A of the Code ("Designated Roth Accounts") to accept after tax contributions as part of the TSA Plan. In accordance with Our administrative procedures, We may permit these contributions to be made as Purchase Payments to a Section 403(b) Contract under the following conditions:

     - The employer maintaining the Plan has demonstrated to Our satisfaction that Designated Roth Accounts are permitted under the Plan.

     - In accordance with Our administrative procedures, the amount of elective deferrals has been irrevocably designated as an after-tax contribution to the Designated Roth Account.

     - All state regulatory approvals have been obtained to permit the Contract to accept such after-tax elective deferral contributions (and, where permitted under the Qualified Roth Contribution Program and the Contract, rollovers and trustee-to trustee transfers from other Designated Roth Accounts).

     - In accordance with Our procedures and in a form satisfactory to Us, We may accept rollovers from other funding vehicles under any Qualified Roth Contribution Program of the same type in which the employee participates as well as trustee-to-trustee transfers from other funding vehicles under the same Qualified Roth Contribution Program for which the Participant is making elective deferral contributions to the Contract.

     - No other contribution types (including employer contributions, matching contributions, etc.) will be allowed as designated Roth contributions, unless they become permitted under the Code.

     - If permitted under the federal tax law, We may permit both pre-tax contributions under a 403(b) Plan as well as after-tax contributions under that Plan's Qualified Roth Contribution Program to be made under the same Contract as well as rollover contributions and contributions by trustee-to-trustee transfers. In such cases, We will account separately for the designated Roth contributions and the earnings thereon from the contributions and earnings made under the pre-tax TSA Plan (whether made as elective deferrals, rollover contributions or trustee-to-trustee transfers). As between the pre-tax or traditional Plan and the Qualified Roth Contribution Program, We will allocate any living benefits or death benefits provided under the Contract on a reasonable basis, as permitted under the tax law.

     - We may refuse to accept contributions made as rollovers and trustee-to trustee transfers, unless We are furnished with a breakdown as between Participant contributions and earnings at the time of the contribution.

You and Your employer should consult their own tax and legal advisers prior to making or permitting contributions to be made to a Qualified Roth Contribution Program.

The IRS was given authority in the final Roth account regulations to issue additional guidance addressing the potential for improper transfers of value to Roth accounts due to the allocation of contract income, expenses, gains and losses. The IRS has not issued the additional guidance and, as a result, there is uncertainty regarding the status of Roth accounts and particularly Roth accounts under Annuity contracts that allocate charges for guarantees. You should consult Your tax or legal counsel for advice relating to Roth accounts and other matters relating to the final Roth account regulations.

SECTION 403(B) COLLATERALIZED LOANS

If Your TSA Contract permits loans, such loans will be made only up to certain limits. In that case, We credit Your account balance up to the amount of the outstanding loan balance with a rate of interest that is less than the interest rate We charge for the loan.

The Code and applicable income tax regulations limit the amount that may be borrowed from Your Contract and all of Your employer Plans in the aggregate and also require that loans be repaid, at a minimum, in scheduled level payments over a proscribed term.

Your employer's Plan and Contract will indicate whether loans are permitted. The terms of the loan are governed by the Contract and loan agreement. Failure to satisfy loan limits under the Code or to make any scheduled payments according to the terms of Your loan agreement and federal tax law could have adverse tax consequences. Consult Your tax adviser and read Your loan agreement and Contract prior to taking any loan.

403(A)

GENERAL

The employer adopts a 403(a) Plan as a qualified retirement Plan to provide benefits to participating employees. The Plan generally works in a similar manner to a corporate qualified retirement Plan except that the 403(a) Plan does not have a trust or a trustee.

See the "General" headings under this section for a brief description of the tax rules that apply to 403(a) annuities.

457(B) PLANS

GENERAL



457(b) Plans are available to state or local governments and certain tax-exempt organizations as described in Sections 457(b) and 457(e)(1) of the Code. The Plans are not available for churches and qualified church-controlled organizations.



457(b) annuities maintained by a state or local government are for the exclusive benefit of Plan Participants and their Beneficiaries. 457(b) Annuities other than those maintained by state or local governments are solely the property of the employer and are subject to the claims of the employer's general creditors until they are "made available" to You.



WITHDRAWALS



Generally, because contributions are on a before-tax basis, withdrawals from Your annuity are subject to income tax. Generally, monies in Your Contract can not be "made available" to You until You reach age 70 1/2, leave Your job (or Your employer changes) or have an unforeseen emergency (as defined by the Code).



SPECIAL RULES



Special rules apply to certain non-governmental 457(b) Plans deferring compensation from taxable years beginning before January 1, 1987 (or beginning later but based on an agreement in writing on August 16, 1986).



LOANS



In the case of a 457(b) Plan maintained by a state or local government, the Plan may permit loans. The Code and applicable income tax regulations limit the amount that may be borrowed from Your 457(b) Plan and all employer Plans in the aggregate and also require that loans be repaid, at minimum, in scheduled level payments over a certain term.



Your 457(b) Plan will indicate whether Plan loans are permitted. The terms of the loan are governed by Your loan agreement with the Plan. Failure to satisfy loan limits under the Code or to make any scheduled payments according to the terms of Your loan agreement and federal tax law could have adverse tax consequences. Consult Your tax adviser and read Your loan agreement and Contract prior to taking any loan.

KEOGH

A Keogh Plan is generally a qualified retirement Plan (defined contribution or defined benefit) that covers a self-employed person. Other employees may also be covered. Special rules apply to contribution limits in the case of a self-employed person. Please consult Your tax adviser about Your particular situation. See the "General" headings under this section for a brief description of the tax rules that apply to Keoghs.

401(K)

The tax rules regarding retirement Plans are complex. We do not give tax advice. Please consult Your tax adviser about Your particular situation. See the "General" headings under this section for a brief description of the tax rules that apply to 401(k)s.

PUERTO RICO TAX CONSIDERATIONS

The Puerto Rico Internal Revenue Code of 1994 ("1994 Code") provides the following tax treatment for Contracts issued to Contract Owners in the Commonwealth of Puerto Rico.

GENERAL TAX TREATMENT OF ANNUITIES

For Puerto Rico tax purposes, amounts received as an annuity under an annuity contract are defined as amounts (determined based on a computation with reference to life expectancy and mortality tables) received in periodical installments and payable over a period longer than one year from the annuity starting date.

Annuity payments generally have two elements: a part that constitutes a return of the annuity's cost (return of capital) and a part that constitutes income.

From each annuity payment received, taxpayers must include in their gross income for income tax purposes the lower of (a) the annuity payments received during the taxable year, or (b) 3% of the aggregate premiums or consideration paid for the annuity divided by 12 and multiplied by the number of months in respect to which the installment is paid. The excess over the 3% is excluded from gross income until the aggregate premiums or consideration is recovered.

Once the annuity's cost has been fully recovered, all of the annuity payment constitutes taxable income. There is no penalty tax on early distributions from annuity contracts.

No gain or loss has to be generally recognized when certain insurance policies are exchanged for other insurance policies. These tax free exchanges include a life insurance contract for another or for an endowment or annuity contract (or a combination thereof). The total amount received, within the same taxable year, from an annuity contract issued by an eligible insurance company, may be taxed as a long-term capital gain at the rate in effect at the time of the transaction.

ANNUITY CONTRACT UNDER A QUALIFIED PLAN

An annuity contract may be purchased by an employer for an employee under a qualified pension, profit-sharing, stock bonus, annuity, or a cash or deferred arrangement ("CODA") plan established pursuant to Section 1165 of the 1994 Code. The employer has two alternatives: (1) purchase the annuity contract and transfer the same to the trust under the plan, or (2) make contributions to a trust under a qualified plan for the purpose of providing an annuity contract for an employee.

Qualified plans must comply with the requirements of Section 1165(a) of the 1994 Code which include, among others, certain participation requirements.

The trust created under the qualified plan is exempt from tax on its investment income.

a. Contributions

     The employer is entitled, in determining its net taxable income, to claim a current income tax deduction for contributions made to the trust created under the terms of a qualified plan. However, statutory limitations on the deductibility of contributions made to the trust under a qualified plan limit the amount of funds that may be contributed each year.

b. Distributions

     The amount paid by the employer towards the purchase of an annuity contract or contributed to the trust for providing annuity contracts for the employees is not required to be included in the income of the employee. However, any amount received or made available to the employee under the qualified plan is includible in the gross income of the employee in the taxable year in which received or made available.

     In such case, the amount paid or contributed by the employer shall not constitute consideration paid by the employee for the variable annuity contract for purposes of determining the amount of annuity payments required to be included in the employee's gross income. Thus, amounts actually distributed or made available to any employee under the qualified plan shall be included in their entirety in the employee's gross income.

Lump-sum proceeds from a Puerto Rico qualified retirement plan due to separation from service will generally be taxed at a 20% capital gain tax rate to be withheld at the source.

A special rate of 10% may apply instead, if the plan satisfies the following requirements: (1) the plan's trust is organized under the laws of Puerto Rico, or has a Puerto Rico resident trustee and uses such trustee as paying agent; and
(2) after December 31, 2007, 10% of all plan's trust assets attributable to participants which are Puerto Rico residents must be invested in "property located in Puerto Rico" for a three-year period. If those two requirements are not satisfied, the distribution will generally be subject to the 20% tax rate. The three-year period includes the year of the distribution and the two immediately preceding years. Property located in Puerto Rico includes Shares of stock of a Puerto Rico corporation, bonds, notes and other evidence of indebtedness issued by the Commonwealth of Puerto Rico or the instrumentalities thereof.

The 1994 Code does not impose a penalty tax in cases of early (premature) distributions from a qualified plan.

c. Rollover

Deferral of the recognition of income continues upon the receipt of a distribution by a participant from a qualified plan, if the total distribution is contributed to another qualified retirement plan or traditional individual retirement account for the employee's benefit no later than sixty (60) days after the distribution.

ERISA CONSIDERATIONS

In the context of a Puerto Rico qualified retirement plan trust, the IRS has recently held that the transfer of assets and liabilities from a qualified retirement plan trust under the Code to that type of plan would generally be treated as a distribution includible in gross income for U. S. income tax purposes even if the Puerto Rico retirement plan is a plan described in ERISA
Section 1022(i)(1). By contrast, a transfer from a qualified retirement plan trust under the Code to a Puerto Rico qualified retirement plan trust that has made an election under ERISA Section 1022(i)(2) is not treated as a distribution from the transferor plan for U.S. income tax purposes because a Puerto Rico retirement plan that has made an election under ERISA Section 1022(i)(2) is treated as a qualified retirement plan for purposes Code Section 401(a). The IRS has determined that the above described rules prescribing the inclusion in income of transfers of assets and liabilities to a Puerto Rico retirement plan trust described in ERISA Section 1022(i)(1) would be applicable to transfers taking effect after December 31, 2010.

AN ANNUITY CONTRACT UNDER A KEOGH PLAN

An annuity contract may be purchased for purposes of funding a self employed retirement plan under Section 1165(f) of the 1994 Code. This plan is commonly known as a Keogh plan or an HR 10 plan.

This plan permits self-employed individuals and owner-employees to adopt pension plans, profit sharing plans or annuity plans for themselves and their employees. A self-employed individual is any individual who carries on a trade or business as a sole proprietor, an independent contractor or anyone who is in business for himself or herself.

An owner-employee is any individual who owns all of an unincorporated business. In the case of a corporation of individuals or a special partnership under Subchapter K of the 1994 Code, an owner-employee is a shareholder or a partner owning more than 10% of the interest in capital or profits.

Similar to a qualified plan, the annuity contract may be purchased and be transferred to a trust, or contributions may be made to the trust for the purpose of providing an annuity contract for the trust beneficiaries.

a. Contributions

     A tax deduction may be claimed for contributions made to the plan. As in other qualified plans, contributions to the plan are subject to certain statutory limits. The limit on the deduction depends on the type of plan selected.

     Such contributions and the income generated from them are not taxable to the owner employee, his employees or to the self-employed individual until the funds are distributed or made available to them.

     The investment income generated from the contributions made to the plan which are held in a qualified trust is tax exempt to the trust.

b. Distributions

     Distributions made under a qualified self-employed retirement plan will be subject to the rules described under 3(b) and (c) above.

                      INFORMATION INCORPORATED BY REFERENCE

--------------------------------------------------------------------------------

Under the Securities Act of 1933, the Company has filed with the Securities and Exchange Commission ("SEC") a registration statement (the "Registration Statement") relating to the Contracts offered by this prospectus. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits, and reference is hereby made to such Registration Statement and exhibits for further information relating to the Company and the Contracts. The Company's annual report on

Form 10-K was filed with the SEC on March 26, 2009 via EDGAR File No. 033-03094. The Form 10-K contains information for the period ended December 31, 2008 about the Company, including consolidated audited financial statements for the Company's latest fiscal year. The Form 10-K is incorporated by reference into this prospectus. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") (such as quarterly and periodic reports) or proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year ending December 31, 2008 are also incorporated by reference into this prospectus. We are not incorporating by reference, in any case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

There have been no material changes in the Company's affairs which have occurred since the end of the latest fiscal year for which audited consolidated financial statements were included in the latest Form 10-K or which have not been described in a Form 10-Q or Form 8-K filed by the Company under the Exchange Act.

If requested, the Company will furnish, without charge, a copy of any and all of the reports or documents that have been incorporated by reference into this prospectus. You may direct Your requests to the Company at, 1300 Hall Boulevard, Bloomfield, Connecticut, 06002-2910. The telephone number is 1-800-874-1225. You may also access the incorporated reports and other documents at www.metlife.com

You may also read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

                                     EXPERTS

--------------------------------------------------------------------------------

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of the Company, its authority to issue such Contracts under Connecticut law and the validity of the forms of the Contracts under Connecticut law have been passed on by legal counsel for the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements, and the related financial statement schedules, incorporated in this Registration Statement by reference from the MetLife Insurance Company of Connecticut and subsidiaries' (the "Company's") Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph regarding changes in the Company's method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and its method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007), which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                                   APPENDIX A

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                     INFORMATION CONCERNING QUALIFIED PLANS

Plans eligible to purchase the Contract are pension and profit sharing Plans qualified under Section 401(a) of the Code, Section 403(b) Plans, and eligible state deferred compensation Plans under Section 457 of the Code ("Qualified Plans"). Trustees should consider whether the Plan permits the investment of Plan assets in the Contract, the distribution of such an Annuity and payment of death benefits in accordance with the requirements of the federal income tax rules. Assuming continued Plan qualification and operation, earnings on Plan assets will accumulate value on a tax-deferred basis even if the Plan is not funded by this Contract. Trustees therefore should consider features of the Contract other than tax-deferral before investing in the Contract. In addition, because required minimum distributions must generally begin for Annuitants after age 70 1/2, trustees should consider whether the Contract may not be an appropriate purchase for Annuitants approaching or over age 70 1/2.

To apply for this Contract, the trustee or other applicant must complete an application or purchase order for the group Annuity Contract and make a Purchase Payment. A group Annuity Contract will then be issued to the applicant. While Certificates may or may not be issued, each Purchase Payment is confirmed to the Contract Owner. Surrenders under the group Annuity Contract may be made at the election of the Contract Owner, from the account established under the Contract. Account are subject to the same limitations, adjustments and charges as made under a Certificate (see "Surrenders"). Cash Surrender Values may be taken in cash or applied to purchase annuities for the Contract Owners' Qualified Plan Participants .

Because there might not be individual Participant accounts, the qualified group Annuity Contract issued in connection with a Qualified Plan may not provide for death benefits. Annuities purchased for Qualified Plan Participants may provide for a payment upon the death of the Annuitant depending on the option chosen (see "Annuity Options"). Additionally, since there might not be Annuitants prior to the actual purchase of an Annuity by the Contract Owner, the provisions regarding the Maturity Date may not be applicable.


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                                   APPENDIX B

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WHAT YOU NEED TO KNOW IF YOU ARE A TEXAS OPTIONAL RETIREMENT PROGRAM PARTICIPANT

If You are a Participant in the Texas Optional Retirement Program, Texas law permits Us to make withdrawals on Your behalf only if You die, retire or terminate employment in all Texas institutions of higher education, as defined under Texas law. Any withdrawal You ask for requires a written statement from the appropriate Texas institution of higher education verifying Your vesting status and (if applicable) termination of employment. Also, We require a written statement from You that You are not transferring employment to another Texas institution of higher education. If You retire or terminate employment in all Texas institutions of higher education or die before being vested, amounts provided by the state's matching contribution will be refunded to the appropriate Texas institution. We may change these restrictions or add others without Your consent to the extent necessary to maintain compliance with the law.


                                       B-1

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                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                                  FIXED ANNUITY


Book 74                                                              May 1, 2009